EXHIBIT 11
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                                                     FIRST MONTAUK FINANCIAL CORP.
                                                   COMPUTATION OF EARNINGS PER SHARE

                                                                             Year ended December 31,
                                                                   2000               1999              1998

Basic:
Income (loss) before extraordinary loss                          $(655,208)        $2,283,278       $(2,762,847)
Extraordinary loss                                                 (34,200)                --                --
Net income (loss)                                                 (689,408)         2,283,278        (2,762,847)
Less: Preferred stock dividends                                   (102,728)           (67,750)               --

Net income (loss) for basic computation                          $(792,136)       $ 2,215,528       $(2,762,847)

Weighted average common shares outstanding                       9,450,055          9,878,129         9,725,116

Per share - basic:
Before extraordinary loss                                            $(.08)              $.22             $(.28)
Extraordinary loss                                                      --                 --                --
Net income (loss) available to common stockholders                   $ .08               $.22             $(.28)

Diluted:

Net income (loss) for basic computation                          $(792,136)       $ 2,215,528       $(2,762,847)
Additions:
   Preferred stock dividends                                            --             67,750                --
   Interest on convertible debt, net of taxes                           --             28,384                --

Net income (loss) for diluted computation                        $(792,136)       $ 2,311,662       $(2,762,847)

Weighted average common shares outstanding                       9,450,055          9,878,129         9,725,116
Additions:
   Incremental shares from assumed
   conversion of stock options and warrants
   using the treasury stock method                                      --            691,759                --

   Incremental shares from assumed conversion
   of convertible debt and preferred stock
   using the if-converted method                                        --            692,820                --

Weighted average common and common
   equivalent shares outstanding - diluted                       9,450,055         11,262,708         9,725,116

Per share - diluted:
Before extraordinary loss                                            $(.08)              $.21             $(.28)
Extraordinary loss                                                      --                 --                --
Net income (loss) available to common stockholders                   $(.08)              $.21             $(.28)




                                            See notes to consolidated financial statements.
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